State of Delaware
Secretary of State
Division of Corporations
Delivered 02:25 PM 10/25/2019
FILED 02:25 PM 10/25/2019
SR 20197742548 - File Number 3929734

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Roadrunner Transportation Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. This Certificate of Amendment amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the "Certificate of Incorporation").

2. The Certificate of Incorporation is hereby amended by deleting Section 1 under Article VIII and replacing such paragraph in its entirety with the following:

   "1. Number and Term of Directors. The current Board consists of eight (8) members. The exact number of directors shall be fixed from time to time by resolution of the Board. Directors shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and each director shall remain in office until his or her successor shall have been duly elected and qualified or until his or her earlier resignation, death, or removal from office. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot."

3. This Certificate of Amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment, and the amendment effected hereby, shall become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 25th day of October, 2019.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By: <u>*/s/ Curtis W. Stoelting*</u>
Name: Curtis W. Stoelting
Title: Chief Executive Officer